Exhibit 4.10

Option Agreement

The Option Agreement, dated as of December 27, 2011, is made by and among the following parties in Beijing:

Party A:

TAL Education Technology (Beijing) Co., Ltd., a wholly foreign owned enterprise duly established and validly existing under the laws of the People’s Republic of China (“PRC”).

Party B:

Individuals as listed in Appendix I, being all of the shareholders of Party C, and the shareholding structure of Party C is attached hereto as Appendix I.

Party C:

Beijing Dongfangrenli Science & Commerce Co., Ltd., a limited liability company duly established and validly existing under the laws of PRC.

(Each of Party A, Party B and Party C, a “Party”, and collectively the “Parties”.)

Through amiable negotiation, the Parties stated above agree as follows concerning Party A purchasing the equity interests of Party C owned by Party B:

1.                  Purchase Right

1.1           Party A is entitled but not obligated to demand Party B to transfer all or part of the equity interests (“Target Equity Interests”) of Party C it owns at any time (“Purchase Right”), as the specific demand may be, in the following circumstances, and Party B shall transfer Target Equity Interests to Party A or any third party designated by Party A accordingly:

(1)         Party A or any third party designated by Party A is allowed to own all or part of Target Equity Interests under the laws and regulations of PRC; or

(2)         In other circumstances where Party A expects to acquire all or part of the Target Equity Interests directly or through a designated third party.

The Purchase Right of Party A under this Agreement is exclusive, unconditional and irrevocable.

1.2           The Parties agree that Party A has the right to determine to exercise the Purchase Right in part or in all to acquire part or all of Target Equity Interests. And the Parties further agree that the time, manner, quantity and frequency of exercising such Purchase Right by Party A shall not be subject to any restrictions.

1.3           The Parties agree that Party A may designate any third party to purchase part or all of Target Equity Interests. Party B shall not reject to transfer Target Equity Interests to such third party unless such transfer is forbidden by the PRC laws and regulations.

1.4           During the effective period of this Agreement, Party B shall not transfer the Target Equity Interests to any third party without the prior written approval by Party A.

2.                  Procedures

2.1           In the event Party A decides to exercise its Purchase Right according to Article 1.1, it shall give a written notice (the “Exercise Notice”, see the Appendix) to Party B, stating quantity or percentage of the equity interests to be purchased and the name and identity of the purchaser. Party B and Party C shall provide all materials and documents necessary for the transfer of Target Equity Interests, including signing the Equity Interest Transfer Agreement and Consent Letter the form of which are the same as the Appendix.

2.2           Except for the Exercise Notice in Article 2.2, there are no other prerequisite or incidental conditions or procedures for Party A to exercise its Purchase Right.

2.3           Party B shall provide Party C with timely and necessary assistance for Party C to complete the approving procedures (if required by law) with competent authorities and registration procedures of the equity interest transfer with relevant Industrial and Commercial authorities according to the applicable PRC laws and regulations.

2.4           The date of completion of the transfer of all Target Equity Interests is the date of completion of exercise of the Purchase Right.

3.                  Purchase Price

3.1           The whole price of Target Equity Interests shall be the lowest value as permitted by the PRC laws and regulations at the time such Target Equity Interests being transferred. In the event Target Equity Interests is transferred in installments, the price shall be determined according to the time and percentage of each separate time of transfer..

3.2           Any taxes or expenses incurred in the transfer of Target Equity Interests shall be borne by Party A (including the taxes and expenses which should be borne by Party B according to applicable laws and regulations).

3.3          Party B agrees to give away its exercise price to Party C for free whereas Party A and its designated third party exercise rights, but Party A or its designated third party shall bear Party B’s expenses and taxes due to Party B’s obtainment of such exercise price.

4.                  Warranties and Covenants

4.1           Each Party represents and warrants to other Parties as follows:

(a)             It has full rights, capacity and authorization to execute this Agreement and bear all the obligations and liabilities hereunder;

(b)             It has gone through all necessary internal procedures for the execution of this Agreement and has obtained all necessary internal and external authorization and approvals; and

(c)              It will not breach any agreements or contracts binding upon its assets or itself by executing this Agreement.

4.2           Party B and Party C separately and collectively represent and warrant to Party A as follows:

(a)            As of the date of the effectiveness of this Agreement, Party B legally owns 100% of the equity interests of Party C, and has full, valid right of disposal of such equity interests. The registered capital of Party C has been fully contributed. Except for the pledge under the Equity Interest Pledge Agreement, the Target Equity Interests are not subject to any pledge, mortgage, warranty or other rights or interests of, and is free of any claims by any third party. Except what has been disclosed to Party A, no third party may demand Party C to distribute, issue, sell, transfer or exchange any of its equity interests according to any purchase right, share exchange right, first right to refusal or other agreements.

(b)             Party B shall not transfer, or create pledge, mortgage or any other security interest over the Target Equity Interests without the prior written consent of Party A.

(c)              Party B and Party C shall extend the operation period of Party C to the extent permitted by relevant PRC laws and regulations, to make it equal to the approved operation period of Party A.

(d)             Party B and Party C shall make the best efforts to maintain and increase the value of the assets of Party C. Without the written consent of Party A, Party B and Party C may not assign or otherwise dispose of the assets of Party C, terminate any significant agreements to which Party C is a party, or enter into any agreement which may affect Party C’s assets and financial status.

(e)              In the event Party B gains any dividends or properties pursuant to the resolution of the shareholders of Party C or Party C’s liquidation, Party B shall give away such gains to Party A for free in accordance with relevant laws and regulations (including but not limited to the relevant tax laws and regulations).

(f)              In the event Party C establishes or acquires any new subsidiaries of which more than 50% of the equity interests are owned by Party C in the future, it shall make the same covenants as in Article 4 (a), (b) and (d) concerning such Subsidiaries, and list such Subsidiaries in Appendix I of this Agreement.

5.                  Appendix

Appendices of this Agreement constitute an integrated part of this Agreement and have equal legal binding effect as other parts of this Agreement.

6.                  Confidentiality

This Agreement and all clauses are confidential and shall not be disclosed to any third party except for relevant senior staff, directors, employees, agents or professional consultants. This clause shall not apply in the event that the Parties are required by relevant laws or regulations to disclose information relating to this Agreement to any governmental authorities, the public or the shareholders, or file this Agreement with relevant authorities for record.

This clause shall survive any modification or termination of this Agreement.

7.                  Liabilities for Breach of Agreement

In the event any party fails to perform any of its obligations under this Agreement, or makes any untrue or inaccurate representations or warranties, such party shall be liable for all the losses of the other Parties for breach of this Agreement.

8.                  Force Majeure

Force majeure means any event that cannot be anticipated at the time of the execution of the Agreement, and the occurrence of which cannot be avoided, controlled or conquered by any Party of the Agreement, including but not limited to earthquake, typhoon, flood, fire, strike, war or rebellion.

The party suffering such force majeure shall (i) notify the other Parties by telegram, facsimile or other electronic means immediately after the occurrence of such force majeure and shall provide written documents evidencing the occurrence of such force majeure within fifteen (15) business days; (ii) in every instance, to the extent reasonable and possible under the circumstances, use its best efforts to mitigate or remove the effect of such force majeure, and continue its performance of the Agreement after such effect is mitigated or removed. The Parties of the Agreement shall determine through negotiation whether to terminate, partly terminate or suspend the implementation of this Agreement according to the extent the Agreement is effected by such force majeure.

9.                  Miscellaneous

9.1           This Agreement and any related matters shall be governed by and construed in accordance with the PRC laws. All disputes arising out of or in connection with this Agreement shall be conciliated friendly by and between the Parties. If the disputes cannot be solved by conciliation, such disputes shall be submitted to the China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with its rules. The arbitration shall be conducted in Beijing. The decision shall be final. Unless the award provides otherwise, all arbitration costs, including costs for the enforcement of any arbitration award, shall be borne by the losing party. The Parties hereto shall continue to perform their obligations and exercise their rights hereunder except for those in dispute.

9.2           This Agreement becomes effective on the date of execution by all Parties. Unless earlier terminated by mutual agreement of all Parties, this Agreement shall remain effective until Party A exercises its Purchase Right to purchase all Party C’s equity interests according to this Agreement.

9.3           All Parties acknowledge that this Agreement shall be performed in accordance with applicable laws and regulations. If any provision of this Agreement or any part of a provision is identified as illegal, invalid or unenforceable by competent authority or court, then such illegal, invalid or unenforceable part may not affect any other provisions of this Agreement, which are still in full force and effect, and the Parties shall modify such illegal, invalid or unenforceable provisions in order to achieve the purpose of original provisions in best efforts.

9.4           The Agreement is executed in five (5) counterparts, and each of Party A, Party C and each person of Party B holds one counterpart.

9.5           This Agreement together with its appendices constitute the entire agreement among the Parties hereto and supersedes and renders of no force and effect all prior oral or written agreements, commitments and undertakings among the parties with respect to the subject matter hereof.

9.6           Any modification of this Agreement shall be made in a written form and shall only become effective upon the execution by all the Parties of the Agreement.

OPTION AGREEMENT

(THE SIGNATURE PAGE)

Party A: TAL Education Technology (Beijing) Co., Ltd.

Authorized Representative:

(Company seal of TAL Education Technology (Beijing) Co., Ltd.)

Party B:
Bangxin, Zhang:
Signature:	/s/ Bangxin Zhang

Yachao, Liu:
Signature:	/s/ Yachao Liu

Yunfeng, Bai:
Signature:	/s/ Yunfeng Bai

Party C: Beijing Dongfangrenli Science & Commerce Co., Ltd.

Authorized Representative:

(Company seal of Beijing Dongfangrenli Science & Commerce Co., Ltd.)

Appendix I Party B

Shareholding Structure of Party C

Name	ID	Contribution in Registered Capital (RMB 10,000)	Percentage of Registered Capital
Bangxin Zhang	***	64.5	64.5%
Yachao,Liu	***	19	19%
Yunfeng Bai	***	16.5	16.5%
Total	/	100	100%

Appendix

Equity Interest Transfer Agreement

This Equity Interest Transfer Agreement (the “Agreement”), dated as of [  ], is made by and among the following parties in Beijing, China:

Transferor:

[    ], ID [    ]

Transferee:

[    ]

Through amiable negotiation, the Parties stated above agree as follows about the equity interest transfer stated herein:

1.              Transferor agrees to transfer [   ]% of the equity interests of Beijing Dongfangrenli Science & Commerce Co., Ltd. it owns (“Target Equity Interests”) to Transferee at a price of RMB [   ], and Transferee agrees to purchase such Target Equity Interests.

2.              Upon completion of the transfer of Target Equity Interests, Transferor shall no longer enjoy while Transferee enjoys and undertakes any and all rights and obligations as the shareholder of Target Equity Interests.

3.              Any matters not mentioned in the Agreement may be determined by supplementary agreements signed by both parties.

4.              The Agreement becomes effective upon the execution by both parties.

5.              The Agreement is executed in four (4) counterparts, each party holding one and the rest are to be used for industrial and commercial alteration registration formalities.

Transferor:

[      ]:

Signature:

Transferee: [                       ]

Authorized Representative:

Consent Letter

To: TAL Education Technology (Beijing) Co., Ltd.

I, the shareholder of Beijing Dongfangrenli Science & Commerce Co., Ltd. (the “Company”), hereby agree and confirm as follows:

1.             I agree to accept all the terms and conditions of the Option Agreement entered into by the Company and TAL Education Technology (Beijing) Co., Ltd. (“WFOE”) on [  ], and I will take all measures to assist WFOE on the transfer procedures when WFOE exercises its Purchase Right under such agreement.

2.              I agree to waive my first right to refusal when other shareholders of the Company transfer the equity interest their own to WFOE or any third party designated by WFOE.

3.              In the event any other shareholder of the Company transfers the equity interests it owns to WFOE or any third party designated by WFOE, I will sign or provide necessary documents for the transfer procedures of such equity interests. And according to the WFOE’s requirement, I will take all necessary action to assist in the completion of such transferring.

Bangxin, Zhang:	Yachao, Liu:
Signature:	Signature:

Yunfeng, Bai:
Signature:

Date: [   ]

Exercise Notice

To: [shareholder’s name]

In accordance with the Option Agreement entered into by you and our company on [   ], in circumstances permitted by relevant PRC laws and regulations, you should transfer your equity interests of Beijing Dongfangrenli Science & Commerce Co., Ltd. (the “Company”) to our company or any other transferee designated by us according to our request.

Thus we hereby send you the Exercise Notice as follows:

We hereby request to exercise the Purchase Right under the Option Agreement, that we/other transferee designated by us shall purchase your equity interests of the Company which constitutes [  ] % of the registered capital of the Company (“Transferring Equity Interest”) at a price of RMB [   ]. Please conduct all necessary procedures to transfer such Transferring Equity Interest to our company or other transferee designated by us according to the terms and conditions of the Option Agreement after your receipt of this Notice.

TAL Education Technology (Beijing) Co., Ltd.
Authorized Representative:
Name:
Position:
Date: